Exhibit 10.35

                     COLORADO BREEDING FARM SIDE AGREEMENT


     THIS COLORADO BREEDING FARM SIDE AGREEMENT is made and entered into as of the 11th day of April, 1997, by and between Alliance Farms Cooperative Association (hereinafter "Alliance") and Farmland Industries, Inc. (hereinafter "Farmland").

     WHEREAS, Farmland has entered into various agreements with certain producers for the care and feeding of swine on facilities of the producers;

     WHEREAS, Alliance desires to contract for the use of such facilities for the feeding and care by Alliance of development gilts owned by Alliance pursuant to one or more Colorado Breeding Farm Agreements among Alliance, Farmland and certain producers;

     WHEREAS, in order to induce Farmland to enter into such Colorado Breeding Farm Agreements which permit Alliance to have access to the facilities of certain producers and, thus, suspend Farmland's access to such facilities for its livestock production operations, Alliance is willing to enter into this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. Farmland agrees to use its reasonable efforts in assisting Alliance identify producers willing to enter into Colorado Breeding Farm Agreements with Alliance and Farmland.

     2. With respect to each Colorado Breeding Farm Agreement entered into by Alliance, Farmland and a producer, Alliance shall pay to Farmland, during the term of the applicable Colorado Breeding Farm Agreement, a monthly payment equal to (a) $1.00 per pig space subject to the Colorado Breeding Farm Agreement, divided by (b) 12, which payment shall be paid to Farmland approximately 14 days after the start of each month.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ALLIANCE FARMS COOPERATIVE ASSOCIATION


By:
Name:
Title:

FARMLAND INDUSTRIES, INC.


By:
Name:
Title: